Exhibit 23.1

Board of Directors
China Architectural Engineering, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated September 15, 2006 on the financial statements of Full Art International Limited as of and for the years ended December 31, 2005 and 2004, in the Registration Statement of China Architectural Engineering, Inc. on Form SB-2.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, insofar as applicable to our firm means accounting experts.

South San Francisco November 7, 2006	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants